Exhibit 10.5

TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the 27th day of December, 2012, by and between U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“Fund Services”), DIREXION SHARES ETF TRUST II, a Delaware statutory trust (the “Trust”), for itself and on behalf of each of its series listed on Appendix A to this Agreement (as amended from time to time) (each a “Fund” ) and DIREXION ASSET MANAGEMENT, LLC, the sponsor of the Funds (the “Sponsor”).

WHEREAS, the Sponsor has exclusive responsibility for the management and control of the business and affairs of the Trust and each Fund; and

WHEREAS, The Trust intends to issue in respect of each Fund exchange-traded shares (“Shares”), which will generally be created and redeemed in bundles called “Creation Units.” The Trust, on behalf of the Funds, shall create and redeem Shares of each Fund only in Creation Units principally in kind for portfolio securities of the particular Fund (“Deposit Securities”) or cash, as more fully described in the current registration statement of the Trust on Form S-1, File No. 333-168227. Only brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with one or more of the Funds shall be authorized to create and redeem ETF Shares in Creation Units for the Trust.

WHEREAS, The Trust wishes to engage Fund Services to perform certain services on behalf of the Trust with respect to the creation and redemption of Shares, as the Trust’s agent, namely: to provide transfer agent services for Shares of each Fund with respect to the settlement of trade orders with Authorized Participants; and

WHEREAS, each Fund is operated as a commodity pool under the Commodity Exchange Act and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement on Form S-1 or Form S-3, as applicable (each a “Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”); and

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee Cede & Company, will be the registered owner (the “Shareholder”) of all Shares; and

WHEREAS, the Trust and the Sponsor desire to retain Fund Services as the Trust’s transfer agent, dividend disbursing agent, and agent in connection with certain other activities for each Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Appointment of Fund Services as Transfer Agent

The Trust and Sponsor hereby appoint Fund Services as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2. Services and Duties of Fund Services

Fund Services shall provide the following transfer agent and dividend disbursing agent services:

A.	Perform and facilitate the performance of purchases and redemption of Creation Units;

B.	Pursuant to such purchase orders as Fund Services, as the Transfer Agent, shall receive from Foreside Fund Services, LLC, the Funds’ distributor (the “Distributor”), and pursuant to the procedures set forth in the applicable Authorized Participant Agreement, Fund Services shall transfer appropriate trade instructions to the Funds’ custodian, U.S. Bank N.A. (the “Custodian”), to register the appropriate number of book-entry-only Shares in the name of DTC or its nominee as a unit holder of the respective Fund and deliver Shares of the Fund in one or more Creation Units;

C.	Pursuant to such redemption orders as Fund Services, as the Transfer Agent, shall receive from the Distributor, and pursuant to the procedures set forth in the applicable Authorized Participant Agreement, Fund Services shall transfer appropriate trade instructions to the Custodian to redeem the appropriate number of Shares in one or more Creation Units that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Shares from the account of the Authorized Participant on the register of the Funds;

D.	Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Fund;

E.	On behalf of the Funds, Fund Services shall issue such Shares of the Funds in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of the Funds’ Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by Fund Services. In issuing the Funds’ Shares through DTC to an Authorized Participant, Fund Services shall be entitled to rely upon the latest instructions that are received from the Distributor concerning the issuance and delivery of such Shares in Creation Units for settlement;

F.	Fund Services shall not issue on behalf of the Funds any of the Funds’ Shares where it has received an instruction from the Funds or the Distributor or written notification from any federal or state authority that the sale of the Funds’ Shares has been suspended or discontinued, and Fund Services shall be entitled to rely upon such instructions or written notification;

G.	The Funds’ Shares may be redeemed in one or more Creation Units in accordance with the procedures set forth in the applicable Authorized Participant Agreement, and Fund Services shall duly process all such redemption requests;

H.	Fund Services will act only upon instruction from the Funds and/or the Sponsor in addressing any failure in the delivery of cash, treasuries and/or Shares in connection with the issuance and redemption of the Funds’ Shares;

I.	Record the issuance of Shares and maintain a record of the total number of Shares which are outstanding, and, based upon data provided to it by the Trust, the total number of authorized Shares. Fund Services shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares;

J.	Prepare and transmit to the Trust and the Trust’s administrator and to any applicable securities exchange (as specified to Fund Services by the Trust) information with respect to purchases and redemptions of Shares;

K.	On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to Fund Services and the Trust the number of outstanding Shares;

L.	On days that the Trust may accept orders for purchases or redemptions (pursuant to the Participant Agreement), transmit to Fund Services, the Trust and DTC the amount of Shares purchased on such day;

M.	Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

N.	Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

Maintain	those books and records of the Trust specified by the Trust and agreed upon by Fund Services;

Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such business day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

Confirm the name, U.S taxpayer identification number and principle place of business of each Authorized Participant.

O.	P. In addition to the services set forth above, Fund Services shall: perform the customary services of a transfer agent including, but not limited to, maintaining the account of the Shareholder, obtaining at the request of the Trust from the Shareholder a list of DTC participants holding interests in the Global Certificate.

P.	Fund Services shall record the issuance of Shares and maintain, pursuant to Rule 17Ad-14(e) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), a record of the total number of Shares that are authorized, issued and outstanding based upon data provided to Fund Services by the Funds or the Sponsor. Fund Services shall also provide the Funds on a regular basis with the total number of the Funds’ Shares authorized, issued and outstanding; provided however that Fund Services shall not be responsible for monitoring the issuance of such Shares or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Shares.

Q.	Subject to and in accordance with Section 10 of the Agreement, Fund Services shall create and maintain such books and records which the Trust or Fund Services is, or may be, required to create and maintain in accordance with all laws, rules, and regulations applicable to Fund Services as Transfer Agent. Fund Services agrees to make all books and records available for inspection and use by the Trust or by the SEC at reasonable times, and to otherwise keep such books and records confidential. Fund Services shall maintain such books and records for at least six years or for such other period of time as Fund Services and the Trust may mutually agree or as required by all applicable laws, rules, and regulations. Fund Services further agrees that all such books and records shall be the property of the Trust.

R.	Upon reasonable notice by the Trust, Fund Services shall make available during regular business hours all records and other data created and maintained by Fund Services as Transfer Agent for reasonable audit and inspections by the Trust or any person retained by the Trust.

4. Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by Fund Services describing various tools used by Fund Services which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust and Fund Services have each determined that the Procedures, as part of the Trust’s overall Anti-Money Laundering Program and Red Flag Identity Theft Prevention Program, are reasonably designed to: (i) prevent each Fund from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs Fund Services to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities.

Fund Services agrees to provide to the Trust:

(a)	Prompt written notification of any transaction or combination of transactions that Fund Services believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any Fund shareholder;

(b)	Prompt written notification of any customer(s) that Fund Services reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

(c)	Any reports received by Fund Services from any government agency or applicable industry self-regulatory organization pertaining to Fund Services’ Anti-Money Laundering Program or the Red Flag Identity Theft Prevention Program on behalf of the Trust;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c) immediately above; and

(e)	Certified annual and quarterly reports of its monitoring and customer identification activities pursuant to the Procedures on behalf of the Trust.

The Trust hereby directs, and Fund Services acknowledges, that Fund Services shall (i) permit federal regulators access to such information and records maintained by Funder Services and relating to Fund Services’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect Fund Services’ implementation of the Procedures on behalf of the Trust.

5. Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B attached hereto (as amended from time to time). Fund Services shall be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by Fund Services in performing its duties hereunder. Fund Services shall also be compensated for any increases in costs due to the adoption of any new or amended industry, regulatory or other applicable rules. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the monthly billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid, if any. Notwithstanding anything to the contrary, amounts owed by the Trust to Fund Services shall only be paid out of assets and property of the particular Fund involved.

6. Representations and Warranties

A.	The Trust and Sponsor each hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust or Sponsor, as applicable, in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust or Sponsor, as applicable, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	A registration statement under the 1933 Act , as amended, will be made effective prior to the commencement of any duties and obligations under this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

B.	Fund Services hereby represents and warrants to the Trust and Sponsor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

7. Standard of Care; Indemnification; Limitation of Liability

A.	Fund Services shall exercise reasonable care in the performance of its duties under this Agreement. Fund Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or power supplies beyond fund Services’ control, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless Fund Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Trust, as approved by the Sponsor, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

Fund Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s directors, trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or power supplies beyond its control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services. Fund Services agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Fund Services’ premises and operating capabilities at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

8. Data Necessary to Perform Services

The Trust or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9. Proprietary and Confidential Information

Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld (i) where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, Fund Services will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

10. Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, as required by the 1934 Act, the rules of the stock exchange on which the Funds’ shares are listed, 17 C.F.R. 4.23 (specifically, the records specified in 17 C.F.R. 4.23(a)(1) through (8), (10) through (12) and (b)(1)), and other applicable federal securities laws and created pursuant to the performance of Fund Services’ obligations under this Agreement. Fund Services will also maintain those records of the Trust and the Funds including any changes, modifications or amendments thereto (the “Fund Records”) and will act as document repository for such Fund Records. Upon receipt of such Fund Records, Fund Services will issue a receipt for such Fund Records. Fund Services shall maintain a complete and orderly inventory of all Fund Records for which it has issued a receipt. Fund Services shall be under no duty or obligation to audit or reconcile the content, nor shall it be responsible for the accuracy or completeness of those Fund Records not created by it. Upon written request in a form to be determined by Fund Services and the Trust, Fund Services will return or release the requested Fund Records to such persons or entities pursuant to the instructions provided by the Trust. Once one or more Fund Records have been returned or released by Fund Services, Fund Services shall have no further duty or obligation to act as repository for said previously released Fund Records. The

Sponsor represents and warrants that: (a) promptly after the date of this Agreement, it will, at its own expense, deliver, cause to be delivered or make available to Fund Services all of the Fund Records in effect as of the date of this Agreement; (b) it will, on a continuing basis and at its own expense, promptly deliver, cause to be delivered or make available to Fund Services any Fund Records created after the date of this Agreement; (c) it has adequate record-keeping policies and procedures in effect to ensure that all Fund Records are promptly provided to Fund Services pursuant to the terms of this Agreement; (d) it shall be responsible for the accuracy and completeness of any Fund Records not created by Fund Services; and (e) it shall be responsible for ensuring the Trust’s or the Funds’ compliance with, fulfillment of its obligations under or enforcement of, any Fund Records not created by Fund Services. Fund Services acknowledges that the records maintained and preserved by it pursuant to this Agreement are the property of the Trust and will be, at the Trust’s expense, surrendered promptly upon reasonable request. In performing its obligations under this Section, Fund Services may utilize micrographic and electronic storage media as well as independent third party storage facilities.

11. Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1933 Act, 1934 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001, the rules and regulations of the SEC, U.S. Commodity Futures Trading Commission, National Futures Association, the securities exchange on which any Shares are listed and the policies and limitations of the Fund relating to its portfolio investments as set forth in its registration statement. Fund Services’ services hereunder shall not relieve the Trust or Sponsor of its responsibilities for assuring such compliance.

12. Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. This Agreement may be terminated by any party upon giving 90 days prior written notice to the other parties or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of another party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Sponsor.

13. Early Termination

In the absence of any material breach of this Agreement, should the Trust and Sponsor elect to terminate this Agreement prior to the end of the initial three year term, the Trust agrees to pay the following fees:

a.	all fees associated with converting services to successor service provider;

b.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

c.	all out-of-pocket costs associated with converting services to a successor service provider and any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider.

14. Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Trust by written notice to Fund Services, Fund Services will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust and Sponsor.

15. Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Sponsor.

16. Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1933 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1933 Act or any rule or order of the SEC thereunder.

17. No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower any party to act as agent for another party to this Agreement, or to conduct business in the name, or for the account, of another party to this Agreement.

18. Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19. Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20. Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

and notice to the Trust or Sponsor shall be sent to:

Direxion Shares ETF Trust II

Direxion Asset Management LLC

1301 Avenue of Americas (6th Ave.)

35th Floor

New York, NY 10019

21. Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

DIREXION SHARES ETF TRUST II	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name:	Name: Michael R. McVoy

Title:	Title: Executive Vice President

DIREXION ASSET MANAGEMENT LLC

By:

Name:

Title:

Exhibit A to the Transfer Agent Servicing Agreement-Direxion Shares ETF Trust II

Separate Series of Direxion Shares ETF Trust II

Name of Series

Direxion Daily Gold Bull 3X Shares

Direxion Daily Gold Bear 3X Shares

Direxion Daily Silver Bull 3X Shares

Direxion Daily Silver Bear 3X Shares

Direxion Daily Japanese Yen Bull 3X Shares

Direxion Daily Japanese Yen Bear 3X Shares

Direxion Daily Dollar Bull 3X Shares

Direxion Daily Dollar Bear 3X Shares

Direxion Daily Euro Bull 3X Shares

Direxion Daily Euro Bear 3X Shares

Direxion Daily Gold Bear 1X Shares

Direxion Daily Silver Bear 1X Shares

Exhibit B to Transfer Agent Servicing Agreement–Direxion Shares ETF Trust II

Exchange Traded Funds

FUND ACCOUNTING, FUND ADMINISTRATION, PORTFOLIO COMPLIANCE,

TRANSFER AGENT, SHAREHOLDER & ACCOUNT SERVICES FEE SCHEDULE at

December, 2012